To:      Securities and Exchange Commission
         450 Fifth Street, N.W.
         Washington, D.C.  20549



                        Re:     Millenium Seacarriers, Inc.
                                Registration on Form F-4


We are aware that our report dated July 15, 1998, except as to Note 11 for which the date is July 24, 1998, on our review of combined interim financial information of Group of Shipping Companies acquired by Millenium Seacarriers, Inc. as of March 31, 1998, and for the three month period then ended, and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in this Registration Statement. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the Registration Statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.


                                /s/ Coopers & Lybrand




Pireaus, Greece
November 25, 1998